Exhibit 99

          Walter Industries Names Simon E. Brown to Board of Directors

                     Scott C. Nuttall Steps Down From Board

    TAMPA, Fla., Aug. 19 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that Simon E. Brown, a Principal with Kohlberg Kravis Roberts & Co., has been named to the Board of Directors.

    The Company also announced that Scott C. Nuttall, a Principal at Kohlberg Kravis Roberts & Co., and a director since 2000, has resigned from the board. The change is effective immediately, leaving the number of Walter Industries' directors at nine.

    "Simon Brown's exceptional background in finance and legal and accounting issues provides complementary strengths to our Board of Directors. We are confident that Simon will be a valuable board member," said Don DeFosset, Chairman and Chief Executive Officer. "I would also like to thank Scott Nuttall for his distinguished service and advice to the Company over the last several years."

    As a Principal at Kohlberg Kravis Roberts & Co., Mr. Brown helps invest and manage over $8.5 billion in private equity funds. He has also served in a number of investment and executive positions with Madison Dearborn Partners, The Baupost Group, LLC, Thomas H. Lee Company, and Morgan Stanley. Mr. Brown holds a B.A. in Commerce from Queen's University in Kingston, Canada, and an M.B.A. with High Distinction from Harvard University's Graduate School of Business Administration.

    Walter Industries, Inc. is a diversified company with annual revenues of $1.3 billion. The Company is a leader in affordable homebuilding, related financing and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,200 people.

    For more information, please contact Joe Troy, Senior Vice President -- Financial Services of Walter Industries, at 813-871-4404.